Exhibit 3.1

CERTIFICATE OF DESIGNATION,
PREFERENCES AND
RIGHTS OF SERIES E PREFERRED STOCK
OF
ANDOVER MEDICAL, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Andover Medical, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), hereby certifies that the following resolutions were first adopted by the board of directors of the Corporation (the “Board of Directors”) on July 15, 2008, pursuant to authority of the Board of Directors as required by Section 151(g) of the DGCL;

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in connection with the offering of up to 1,000 shares of Series E Convertible Preferred Stock of the Corporation, par value $.001 per share (“Series E Preferred Stock”), at a price of $1,000 per share (the “Series E Offering”), up to a maximum Offering of $1,000,000; and in accordance with the provisions of Article Fourth of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which created and authorized 1,000,000 shares of preferred stock of the Corporation, par value of $.001 per share (the “Preferred Stock”), of which 7,000 shares of Series A Preferred Stock are authorized for issuance and 5,612.8 shares of Series A Preferred Stock are currently issued and outstanding; 3,000 shares of Series B Preferred Stock are authorized for issuance and 2,200 shares of Series B Preferred Stock are currently issued and outstanding; 10,500 shares of Series C Preferred Stock are authorized for issuance and no shares of Series C Preferred Stock are currently issued and outstanding; and 2,000 shares of Series D Preferred Stock are authorized for issuance and 2,000 shares are currently issued and outstanding, so that 977,500 shares of Preferred Stock have the status of authorized, but unissued shares and are available for issuance, the Board of Directors hereby establishes a new series of Preferred Stock, the Series E Preferred Stock, to consist of 1,000 shares, and hereby fixes the powers, designation, preferences, relative, participating, optional and other rights of such series of Series E Preferred Stock, and the qualifications, limitations and restrictions thereof, in addition to those set forth in said Article Fourth as follows:

“Series E Preferred Stock”

1.                                       Number Authorized and Designation.  Of the 1,000,000 shares of Preferred Stock authorized under Article Fourth of the Certificate of Incorporation, the Corporation shall have the authority to issue 1,000 shares designated as 8% Series E Convertible Preferred Stock,  $.001 par value per share (“Series E Preferred Stock”), upon the terms, conditions, rights, preferences and limitations set forth herein.  The face value of the Series E Preferred Stock shall be One Thousand Dollars ($1,000) per share (the “Face Value”).

2.                                       Rights, Preferences and Limitations.  The relative rights, preferences and limitations of Series E Preferred Stock are as follows:

(a)                                  Rank.  The Series E Preferred Stock shall rank (i) senior to all of the Common Stock, par value $.001 per share (“Common Stock”); (ii) prior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series E Preferred Stock of whatever subdivision (collectively, with the Common Stock, “Junior Securities”); (iii) on parity with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Series E Preferred Stock (“Parity Securities”), in each case, as to distributions of assets, upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (all such distributions being referred to collectively as “Distributions”).

(b)                                 Cumulative Dividends.

(i)                                     Before any dividends shall be paid or set aside for payment on any Junior Security of the Corporation, each holder of the Series E Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends payable on the Face Value of the Series E Preferred Stock at a rate of 8% per annum, which shall be cumulative, accrue in arrears daily from the Issuance Date and be due and payable in cash on the first day of each calendar quarter (each, a “Dividend Date”).  Such dividends shall accrue whether or not declared, but no dividend shall be paid unless there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  The accumulation of unpaid dividends shall not bear interest.  If a Dividend Date is not a business day, then the dividend shall be due and payable on the business day immediately following such Dividend Date.

(ii)                                  Dividends shall be payable to holders of record, as they appear on the stock books of the Corporation on such record dates as may be declared by the Board of Directors, not more than sixty (60) days, nor less than ten (10) days preceding the payment dates of such dividends.  If the dividend on the Series E Preferred Stock shall not have been paid or set apart in full for the Series E Preferred Stock when payable, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for, or any other distributions paid made on, or any payments made on account of the purchase, redemption or retirement of, the Common Stock or any other series of Preferred Stock of the Corporation ranking, as to dividends or distributions of assets on liquidation, dissolution or winding up of Corporation, junior to the Series E Preferred Stock other than, in the case of dividends or distributions, dividends or distributions paid in shares of Common Stock or such other junior ranking stock.  When dividends are not paid in full upon the shares or fractions of a share of Series E Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and any other Preferred Stock ranking on a parity as to payment of dividends with this Series E Preferred Stock, all dividends declared upon this series and any other Preferred Stock ranking on a parity as to dividends with this series shall be declared, pro rata, so that the amount of dividends declared per share or fraction of a share on this Series E Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and such other Preferred Stock shall in all cases bear to each other the same rates that accrued dividends per share on the shares of Series E Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and such other Preferred Stock bear to each other.

(c)                                  (i)                                     Conversion.  Upon the election of an investor (“Investor”) at any time after issuance thereof, each share of Series E Preferred Stock shall be convertible at the option of the Holder into that number of shares of Common Stock of the Corporation equal to (a) the Face Value of such share of Series E Preferred Stock divided by (b) a per share price of the Common Stock of $0.35 per share (the “Conversion Price”).  The Conversion Price is subject to adjustment as hereinafter provided, at any time or from time to time upon the terms and in the manner herein after set forth in subsection (g) below.

(ii)                                  [Intentionally Omitted]

(iii)                               Mechanics of Conversion.

(1)                                  In order to convert any share of Series E Preferred Stock into Common Stock, the holder thereof shall (i) surrender the certificate or certificates for such shares of Series E Preferred Stock, duly endorsed to the Corporation or in blank, to the Corporation at its principal office or at the office of the transfer agent maintained for such purposes, (ii) give written notice to the Corporation at such office that such Holder elects to convert such shares of Series E Preferred Stock in the from of Exhibit I hereto (the “Conversion Notice”)  and (iii) state in writing therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.

(2)                                  Not later than four (4) Trading Days after the date any Conversion Notice is sent (the “Delivery Date”), the Corporation or its designated transfer agent, as applicable, shall issue and deliver to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  In the alternative, not later than the Delivery Date, the Corporation shall deliver to the applicable Holder by express courier a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of this Corporation.  If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the Delivery Date, the Holder shall be entitled by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, whereupon the Corporation and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 2(c)(iii)(2) and (3) shall be payable through the date notice of rescission is given to the Corporation.

(3)                                  The Corporation understands that a delay in the delivery of the shares of Common Stock upon conversion of the Series E Preferred Stock beyond the Delivery Date could result in economic loss to the Holder.  If the Corporation fails to deliver to the Holder such shares via DWAC or a certificate or certificates pursuant to this Section by the Delivery Date, the Corporation shall pay to the Holder, in cash, as partial liquidated damages and not as a penalty, for each $500 of Series E Preferred Stock to be converted  (based on the Face Value), $5 per Trading Day for each Trading Day after the Delivery Date until such Common Stock certificate is delivered.  Notwithstanding the foregoing, the Holder shall not be entitled to the damages set forth herein for the delay in the delivery of the shares of Common Stock upon conversion of the Series E Preferred Stock, if such delay is due to causes which are beyond the reasonable control of the Corporation, including, but not limited to, acts of God, acts of civil or military authority, fire, flood, earthquake, hurricane, riot, war, terrorism, sabotage and/or governmental action, provided that the Corporation: (i) gives the Holder prompt notice of each such cause; and (ii) uses reasonable efforts to correct such failure or delay in its performance.  Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver certificates, and the Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Corporation shall only be obligated to pay the liquidated damages accrued in accordance with this Section through the date the Conversion Notice is withdrawn.

(4)                                In addition to any other rights available to the Holder, if the Corporation fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of this Series E Preferred Stock on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon conversion of this Series E Preferred Stock which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Corporation shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of this Corporation that the Corporation was required to deliver to the Holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Corporation and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder.  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Corporation shall be required to pay the Holder $1,000.  The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Corporation as required pursuant to the terms hereof.

(iv)                              Reservation of Shares.  The Corporation shall at all times reserve out its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to permit the conversion of all of the Series E Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series E Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.  All shares of Common Stock issued upon due conversion of shares of Series E Preferred Stock shall be validly issued, fully paid and nonassessable.

(v)                                 Rights Upon Conversion.  All shares of Series E Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the rights of the holder thereof to receive shares of Common Stock in exchange therefore and payment of any accrued and unpaid dividends thereon.

(d)                                 Voting Rights.

(i)                                     Beginning on the date this Certificate of Designation becomes effective and until such time as 50% of the total number of authorized shares of Series E Preferred Stock have been issued and have been subsequently redeemed or converted, the majority of the Holders of Series E Preferred Stock, voting together with the holders of Series D Preferred Stock as a single class, shall have the right to nominate and elect a majority of the members of the Board of Directors of the Corporation (the “Designees”).  Beginning with the Annual Meeting of the Stockholders of the Company following the date of this Certificate of Designation, at each Annual Meeting of the Stockholders of the Company, the Designees selected jointly by the Holders of the Series D and E Preferred Stock shall be nominated for inclusion in management’s slate of director nominees.  Prior thereto, the Holders will advise the Company in writing of the identity of each such Designee, who shall be a natural person, and the Board shall have accept such Designees for inclusion in management’s slate of director nominees, provided that, the Company shall not be obligated to nominate a Designee if (i) the nomination of such Designee would violate rules, regulations or other standards of the United States Securities and Exchange Commission or the principal trading market upon which the

Common Stock of the Company then trades, or (ii) the Designee does not meet the Company’s written director qualification standards.

(ii)                                  The shares of Series E Preferred Stock shall otherwise entitle the holder to vote on an as-if-converted basis together with the holders of the Common Stock.

                                                The Corporation shall not amend, alter, change or repeal the preferences, privileges, special rights or other powers of the Series E Preferred Stock so as to adversely affect the Series E Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding aggregate number of shares of such affected Series E Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class; provided, however; the Corporation may at any time without the vote or consent of the stockholders of the Series E Preferred Stock or any other stockholder amend the Series E Certificate of Designation to increase or reduce the number of shares designated thereunder so long as any reduction does not result in the designation of less Series E Preferred Stock than is issued and outstanding at the time of the reduction.

                                                So long as shares of Series E Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock: (i) create any new class or series of stock having a preference over the Series E Preferred Stock with respect to Distributions; (ii) dissolve the Corporation or effectuate a liquidation; or (iii) enter into any agreement for, or consummate any merger, recapitalization, reclassification, sale of all or substantially all of the assets of the Corporation, or any acquisition of the stock or assets of another entity.

(e)                                  [Intentionally Omitted]

(f)                                    Liquidation Rights.  Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of shares of Series E Preferred Stock shall be entitled to receive, immediately after any distribution of securities required by the Certificate of Incorporation, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and pari passu with any distribution of Parity Securities, an amount equal to $1,000 per share of Series E Preferred Stock, plus an additional amount equal to any dividends declared but unpaid on such shares before any payments shall be made or any assets distributed to holders of any class of Common Stock.  If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series E Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to holders of the shares of the Series E Preferred Stock.  An amount equal to $1,000 per share, plus an additional amount equal to any dividend declared but unpaid on such Common Stock, shall then be paid ratably to the holders of Common Stock.  All assets remaining thereafter shall be distributed, pari passu, to all the holders of the Series E Preferred Stock (on the basis as if all outstanding shares of Series E Preferred Stock had been converted into Common Stock), Series A Preferred Stock (on the basis as if all outstanding shares of Series A Preferred Stock had been converted into Common Stock), Series B Preferred Stock (on the basis as if all outstanding shares of Series B Preferred Stock had been converted into Common Stock), Series C Preferred Stock (on the basis as if all outstanding shares of Series C Preferred Stock had been converted into Common Stock), Series D Preferred Stock (on the basis as if all outstanding Shares of Series D Preferred Stock had been converted into Common Stock).

(g)                                 Adjustment to Conversion Price.  The Conversion Price shall be subject to adjustment from time to time as follows:

(i)                                     Adjustment of Conversion Price upon Issuance of Common Stock.  If in a transaction other than an “Exempted Transaction” as defined below, the Corporation issues or sells, or in accordance with this Section 2(g) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to the New Issuance Price.  As used in this Section 2, the term “Exempted Transaction” shall mean:  (i) the issuance of shares of Common Stock upon the conversion of the Corporation’s Series A Preferred Stock and the exercise of the Corporation’s A and B Warrants; (ii) the issuance of shares of Common Stock upon the conversion of the Corporation’s Series B Preferred Stock and the exercise of the Corporation’s C and D Warrants; (iii) the issuance of shares of Common Stock upon the conversion of the Company’s Series D Preferred Stock and the exercise of the Company’s E Warrants; (iv) the issuance of shares of Common Stock upon the conversion of the Company’s Series E Preferred Stock and the exercise of the Company’s F, G and H Warrants; (v) the issuance of shares of Common Stock, Options and/or Convertible Securities to (A) the Corporation’s management team and Board of Directors as compensation, or (B) the officers, employees, directors, consultants or advisors to the Corporation pursuant to any stock option plan, stock purchase plan, or other arrangement approved by the Corporation’s Board of Directors, provided that, the aggregate amount of Common Stock and Common Stock underlying all such Options or Convertible Securities issued under this subsection (v) shall not exceed ten percent (10%) of the total amount of Common Stock of the Corporation outstanding on the date of such issuance on a Partially Diluted Basis (defined below); (vi) the issuance of shares of Common Stock or Convertible Securities in a merger or acquisition by the Company approved by the Corporation’s Board of Directors; (vii) the issuance of shares of Common Stock, or Convertible Securities to financial institutions or lessors, pursuant to a commercial credit arrangement, equipment financing transaction, accounts receivable financing or a similar transaction, or in connection with a strategic partnership approved by the Corporation’s Board of Directors; or (viii) the issuance of securities pursuant to the exercise of currently outstanding options, warrants, notes or other rights to acquire Common Stock of the Corporation; so long as the conversion or exercise price of such securities identified in subsections (i)-(ii) and (viii) is not lowered to a price below $0.35 per share, and so long as the number of shares of Common Stock underlying such securities is not otherwise increased.  As used in this Section 2, the term “Partially Diluted Basis” shall mean, as of the date of calculation, the total number of shares of Common Stock outstanding, including shares of Common Stock underlying shares of the Corporation’s Preferred Stock then outstanding, but excluding shares underlying any other Options or Convertible Securities.  For purposes of determining the adjusted Conversion Price under this Section 2(g), the following shall be applicable:

(1)                                  Issuance of Options.  If the Corporation in any manner grants or sells any Options (defined below) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities (defined below) issuable upon exercise of such Option is less than the Applicable Price, then all of such shares of Common Stock underlying such Option shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 2(g)(i)(1), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.  “Convertible Securities” means any capital stock or other securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock, and “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(2)                                  Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then all shares of Common Stock issuable upon conversion of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section Section 2(g)(i)(2), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2(g)(i)(2), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(3)                                  Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 2(g)(i)(3), if the terms of any Option or Convertible Security that was outstanding as of the date any share of Series E Preferred Stock are issued are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.  No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(4)                                  Calculation of Consideration Received.  If any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount paid by the purchaser of such Common Stock, Options, or Convertible Securities, before any commissions, discounts, fees or expenses  If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business (including goodwill) of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for non-cash consideration, the consideration received therefore will be deemed to be the fair value of such non-cash consideration as determined in good faith by the Board of Directors of the Corporation.  No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(5)                                  Record Date.  If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii)                                  Stock Dividends and Splits.  If the Corporation, at any time while any Series E Preferred Stock is outstanding, (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any Conversion Shares), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 2(g)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(iii)                               Fundamental Transactions.  If, at any time while Series E Preferred Stock is outstanding there is a Fundamental Transaction (defined below), then the holder shall have the right thereafter to receive, upon conversion of Series E Preferred, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction,  the holder of the number of shares of Common Stock then issuable upon conversion in full of Series E Preferred Stock held by such holder (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series E Preferred Stock following such Fundamental Transaction.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this subsection (iii) and insuring that the Series E Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.  “Fundamental Transaction” means that the Corporation shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Person, or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation to another Person, or (3) allow another Person or Persons to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of voting stock (not including any shares of voting stock held by the Person or Persons making or party to, or associated or affiliated with the Person or Persons making or party to, such purchase, tender or exchange offer), (4) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of voting stock (not including any shares of voting stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (5) reorganize, recapitalize or reclassify its Common Stock (6) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate voting stock of the Corporation, or (7) otherwise undergo a change in control.

(iv)                              Other Events.  If any event occurs of the type contemplated by the provisions of this Section 2(g) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors in good faith will make an appropriate adjustment in the Conversion Price so as to be equitable under the circumstances and otherwise protect the rights of the holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(g).

(h)                                 Reservation of Shares.  The Corporation shall at all times reserve out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to permit the conversion of all of the Series E Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series E Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.  All shares of Common Stock when issued upon conversion of Series E Preferred Stock shall be validly issued, fully paid and nonassessable.

(i)                                     Rights Upon Conversion.  All Series E Preferred Stock which shall have been converted into shares of Common Stock as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Series E Preferred Stock, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefore and payment of any accrued and unpaid dividends thereon.

(j)                                     Ownership Cap and Certain Exercise Restrictions.

(i)                                     Notwithstanding anything to the contrary set forth in this Certification of Designation, at no time may a Holder of this Series E Preferred Stock convert this Series E Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion; provided, however, that upon a Holder of this Series E Preferred Stock providing the Corporation with sixty-one (61) days notice (the “Waiver Notice”) that such Holder would like to waive this Section 2(j)(i) with regard to any or all shares of Common Stock issuable upon conversion of this Series E Preferred Stock, this Section 2(j)(i) will be of no force or effect with regard to all or a portion of the Series E Preferred Stock referenced in the Waiver Notice.

(ii)                                  Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may a Holder of this Series E Preferred Stock convert this Series E Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion; provided, however that upon a Holder of this Series E Preferred Stock providing the Corporation  with a Waiver Notice that such Holder would like to waive this Section 2(j)(ii) with regard to any or all shares of Common Stock issuable upon conversion of the Series E Preferred Stock, this Section 2(j)(ii) shall be of no force or effect with regard to those shares of Series E Preferred Stock referenced in the Waiver Notice.

(k)                                  Mandatory Conversion or Redemption at Maturity.  If any share of Series E Preferred Stock remains outstanding on the second anniversary date from the date of issuance (the “Maturity Date”), then the Corporation shall either, at the option of the Holder: (y) convert each such share at the Conversion Price as of the Maturity Date without the Holder of such share being required to give a Conversion Notice on such Maturity Date; or (z) redeem each such share of Series E Preferred Stock for an amount in cash equal to its Face Value plus all accrued and unpaid dividends thereon.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights of Series E Preferred Stock to be signed by the undersigned authorized officer this 7th day of August, 2008.

/s/ James Shanahan
James Shanahan
Chief Financial Officer

EXHIBIT I

ANDOVER MEDICAL, INC.

FORM OF CONVERSION NOTICE

                                                Reference is made to the Certificate of Designation Designating the Series E Preferred Stock of Andover Medical, Inc. (the “Certificate of Designation”).  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series E Preferred Stock, par value $.001 per share (the “Preferred Shares”), of Andover Medical, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date to effect conversion:

Number of shares of Preferred Stock owned prior to conversion:

Number of shares of Preferred Stock to be converted:

Stated Value of shares of Preferred Stock to be converted:

Applicable Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Preferred Stock owned subsequent to conversion:

[HOLDER]

By:

Name:

Title: